Exhibit 10.11

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [**], HAS BEEN OMITTED BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT BEAM THERAPEUTICS INC. TREATS AS PRIVATE OR CONFIDENTIAL.

January 7, 2021

Office of Technology Development

Harvard University

Richard A. and Susan F. Smith Campus Center,

Suite 727

1350 Massachusetts Avenue

Cambridge, Massachusetts 02138

Facsimile: [**]

Attn: Chief Technology Development Officer

The Broad Institute, Inc.

415 Main Street

Cambridge, MA 02142

Attn: Chief Business Officer

Re: Third Amendment to Beam-Harvard Agreement; Second Amendment to Beam-Broad Agreement; Other Agreements

Ladies and Gentlemen:

As you are aware, (i) Beam Therapeutics Inc. (“Beam”) and President and Fellows of Harvard College (“Harvard”) are parties to the License Agreement dated as of June 27, 2017 and amended by Amendment No. 1 to License Agreement dated as of December 12, 2017, and Amendment No. 2 to License Agreement dated as of March 27, 2020 (as may be further amended from time to time in accordance with its terms, the “Beam-Harvard Agreement”), and (ii) a wholly-owned subsidiary of Beam and The Broad Institute, Inc. (“Broad”, together with Harvard, the “Institutions”) are parties to the License Agreement dated as of May 9, 2018 and amended under the First Amendment to License Agreement between such Beam subsidiary and Broad effective as of September 4, 2018, as may be further amended from time to time in accordance with its terms (the “Beam-Broad Agreement” and, collectively with the Beam-Harvard Agreement, the “Beam-Institution Agreements”), and (iii) Beam, Editas Medicine, Inc. (“Editas”), Harvard and Broad are parties to the letter agreement dated September 26, 2018 (the “Four-Party Letter Agreement”).

To facilitate, and in consideration of, Beam’s continued agreement to exploit the technology under which it receives a license under the Beam-Institution Agreements in accordance with the terms of the respective Beam-Institution Agreement, Beam, Harvard and Broad (the “Parties” and each, a “Party”) are entering into this letter agreement (the “Letter Agreement”) and, intending to be legally bound, hereby agree as follows:

1)	Section 4.4.3 of the Beam-Harvard Agreement shall be amended and restated as follows:

“Third Party Royalty Set-Off. If Licensee, its Affiliates or a Sublicensee obtains a license from a third party after arm's length negotiations to patent application(s) and/or patent(s) that Licensee, its Affiliates or a Sublicensee believes in good faith Cover a Licensed Product, then Licensee may offset [**] percent ([**]%) of any running royalty payments due under such third-party license with respect to such patent application(s) and/or patent(s) with respect to sales of Licensed Products against the royalty payments that are due to Harvard with respect to Net Sales of such Licensed Products in such country; provided that (a) in no event shall the royalty payments to Harvard with respect to such Licensed Products be reduced by more than [**] percent ([**]%) of the amount otherwise due, (b) with respect to royalties paid to the third party solely on the basis of claims of pending patent applications of the third party (and no issued patent claim of the third party covers the applicable Licensed Product), such amounts shall only be offsettable in accordance with the foregoing in this Section 4.4.3 if the Covering pending claim of the third party's pending application would meet the definition of Valid Claim set forth in this Agreement were such pending claim within the Patent Rights as of the Effective Date, and (c) the royalty offset provided in this Section 4.4.3 may be applied to any combination product for which an adjustment to Net Sales has been made in accordance with Section 4.4.5, but to avoid doubt only as relates to royalties on patent applications and patents that would apply in the absence of the Other Active Components (third party patent royalties due solely because of the presence of the Other Active Components shall not be offsettable against adjusted Net Sales of a Combination Product).”

2)	Section 4.4.4 of the Beam-Broad Agreement shall be amended and restated as follows:

“Third Party Royalty Set-Off.  On a Licensed Product-by-Licensed Product basis, if Licensee, an Affiliate of Licensee or a Sublicensee is legally required by a future court order, settlement agreement, contract, or other legally binding written commitment to make payments to a Third Party for a license under or the use of patent rights held by such Third Party that (i) Cover such Licensed Product in a country in the Territory and (ii) are necessary for the commercialization of such Licensed Product in a country in the Territory, then Licensee may offset [**] percent ([**]%) of any running royalty payments on net sales actually paid by Licensee, an Affiliate of Licensee or a Sublicensee to such Third Party under such third-party license with respect to such patent application(s) or patent(s) with respect to sales of Licensed Products against the running royalty payments that are due to Broad with respect to Net Sales of such Licensed Products in such country; provided that (a) in no event shall the running royalty payments to Broad with respect to such Licensed Products be reduced by more than [**] percent ([**]%) of the amount otherwise due under Section 4.4.1 (Rate for Licensed Products), as may be reduced by Section 4.4.3 (Royalty Term), and (b) with respect to royalties paid to the Third Party solely on the basis of claims of pending patent applications of the third party (and no issued patent claim of the third party covers the applicable Licensed Product), such amounts shall only be offsettable in accordance with the foregoing in this Section 4.4.4 (Third Party Royalty Set-Off) if the Covering pending claim of the third party’s pending application would meet the definition of Valid Claim set forth in this Agreement were such pending claim within the Patent Rights as of the Effective Date and (c) the royalty offset provided in this Section 4.4.4 (Third Party Royalty Set-Off) may be applied to any Combination Product for which an adjustment to Net Sales has been made in accordance with Section 4.4.7 (Combination Products), but to avoid doubt only as relates to royalties on patent applications and patents that would apply in the absence of the Other Active Components (third party patent royalties due because of the presence of the Other Active Components shall not be offsettable against adjusted Net Sales of a Combination Product).”

3)

With respect to royalties payable for a Licensed Product (as such term is defined in the Beam-Broad Agreement) under the Beam-Broad Agreement, in the event that such Licensed Product is Covered by at least one Valid Claim of a Patent Right within each of (a) the DNA Cleaving Patent Rights (as such term is defined in the Beam-Broad Agreement), (b) the Base Editor Patent Rights (as such term is defined in the Beam-Harvard Agreement) (c) the CRISPR Patent Rights (as such term is defined in the Cas9-I Agreement), then the royalty rate for such Licensed Product set forth in Section 4.4.1 of the Beam-Broad Agreement shall be reduced from [**] percent ([**]%) of Net Sales of such Licensed Product to a rate of [**] percent ([**]%) of Net Sales of such Licensed Product, calculated in accordance with and subject to the remainder of Section 4.4 of the Beam-Broad Agreement.

4)

The Parties acknowledge and agree that (a) Harvard and Broad are parties to the Amended and Restated Cas9-I License Agreement by and between Broad, Harvard and Editas dated as of December 16, 2016 (as such may have been or may be amended from time to time in accordance with its terms, the “Cas9-I Agreement”) and (b) Broad is a party to the Cas9-II License Agreement by and between Broad and Editas dated as of December 16, 2016 (as such may have been or may be amended from time to time in accordance with its terms, the “Cas9-II Agreement” and, collectively with the Cas9-I Agreement, the “Cas9 Agreements”) and, pursuant to that certain License Agreement, dated as of May 9, 2018, by and between Beam and Editas (as such may have been or may be amended from time to time in accordance with its terms, the “Beam-Editas Agreement”), Beam is a Sublicensee (as defined in the Cas9 Agreements) under the Cas9 Agreements. Notwithstanding anything to the contrary in the Cas9 Agreements or the Four-Party Letter Agreement, the Institutions hereby agree to the following with respect to amounts payable to the Institutions under the Cas9 Agreements as a result of the exercise of Beam’s rights as a Sublicensee thereunder pursuant to the Beam-Editas Agreement:

a.

In the event that [**] to the extent Beam, its Affiliates (as defined in the Beam-Editas Agreement), or any of its or their licensees or sublicensees is the party that achieves the Milestone Event triggering such Milestone Payment under the Cas9-I Agreement or Cas9-II Agreement.  Harvard and Broad hereby expressly [**], pursuant to Section 11.12 of the Cas9-I Agreement, and Broad hereby expressly [**], pursuant Section 11.12 of the Cas9-II Agreement, [**] to any such Milestone Payment under the Cas9-I Agreement or Cas9-II Agreement.

b.

Running royalties actually paid by Beam, its Affiliates (as defined in the Beam-Editas Agreement), or any of its or their licensees or sublicensees to third parties other than Editas, Harvard or Broad (“Other Parties”) on net sales of Licensed Products or Enabled Products for a license under or the use of patent rights held by such Other Party that Cover such Licensed Products or Enabled Products and that are necessary for the commercialization of such Licensed Products or Enabled Products shall be [**] of Beam, its Affiliates (as defined in the Beam-Editas Agreement), licensees or sublicensees and otherwise treated in the same manner as amounts actually paid by Beam as [**], and subject to the restrictions in [**], for purposes of determining the [**] to the Institutions under the Cas9 Agreements.  Each of Harvard and Broad hereby acknowledges that, under the Cas9 Agreements and the Beam-Editas Agreement, it does not have the right to receive any amounts of royalties on Net Sales in excess of those that would be owed by Beam [**], as applicable, pursuant to the Cas-9 Agreements and the Beam-Editas Agreement, [**], either from Beam [**], as a result of the Net Sales of Beam, its Affiliates (as defined in the Beam-Editas Agreement), licensees or sublicensees.

For clarity, and notwithstanding anything in this Letter Agreement to the contrary, [**] as between and among the Beam-Editas Agreement and the Beam-Institution Agreements, and the [**] in each of the Beam-Institution Agreements, remains as provided in the applicable agreement and in all cases subject to the restrictions and limitations of the Four-Party Letter Agreement.

For the purposes of this paragraph 4, the definitions of [**] “Milestone Payment”, “Milestone Event”, “Net Sales,” “Licensed Product”, “Enabled Product” and [**] shall have the definitions set forth in the Cas9-I Agreement or Cas9-II Agreement, as applicable.  The Parties agree that the intent of this paragraph 4 is to [**] to Harvard and/or Broad, as applicable, under the Cas9-I Agreement or Cas9-II Agreement.  The Parties acknowledge and agree that [**].

5)

Confidentiality.  The terms of this Letter Agreement shall be deemed the Confidential Information of each of Beam and Harvard under the Beam-Harvard Agreement and each of Beam and Broad under the Beam-Broad Agreement.

6)	Amendment. This Letter Agreement may not be amended without the written agreement of each Party.
7)

Term. This Letter Agreement shall terminate in its entirety upon the mutual agreement of the Parties; provided that any amendment to the Beam-Harvard Agreement effected by this Letter Agreement shall terminate upon the termination or expiration of the Beam-Harvard Agreement and any amendment to the Beam-Broad Agreement effected by this Letter Agreement shall terminate upon the termination or expiration of the Beam-Broad Agreement..

8)

Notices. Unless otherwise specifically provided, all notices required or permitted by this Letter Agreement shall be delivered pursuant to Section 11.6 of the Beam-Harvard Agreement or 11.7 of the Beam-Broad Agreement, as applicable.

9)

Governing Law and Jurisdiction. This Letter Agreement shall be governed by, and construed in accordance with, the substantive laws of the Commonwealth of Massachusetts, without giving effect to any choice or conflict of law provision, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted. Any action, suit or other proceeding arising under or relating to this Agreement (a “Suit”) shall be brought in a court of competent jurisdiction in the Commonwealth of Massachusetts, and the Parties hereby consent to the sole jurisdiction of the state and federal courts sitting in the Commonwealth of Massachusetts. Each Party agrees not to raise any objection at any time to the laying or maintaining of the venue of any Suit in any of the specified courts, irrevocably waives any claim that Suit has been brought in any inconvenient forum and further irrevocably waives the right to object, with respect to any Suit, that such court does not have any jurisdiction over such Party.  Notwithstanding the foregoing, each of Harvard and Broad may enforce their rights under their respective Beam-Institution Agreements in accordance with the terms of such Beam-Institution Agreement, and seek any preliminary equitable relief, in each case in any court of competent jurisdiction.

10)	Binding Effect. This Letter Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors and permitted assigns.
11)

Headings. Section and subsection headings are inserted for convenience of reference only and do not form a part of this Letter Agreement.  The word “including” shall be read to have the non-limiting construction of the phrase “including, without limitation” and the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or”.

12)	Counterparts. The Parties may execute this Letter Agreement in two or more counterparts (including by .pdf electronic copy), each of which shall be deemed an original.
13)

Assignment.  This Letter Agreement may not be assigned by Beam, whether by operation of law or otherwise, without the consent of the Institutions except that Beam may assign or transfer this Letter Agreement without the consent of the Institutions to a party to which it has validly assigned the Beam-Institution Agreements. This Letter Agreement may not be assigned by an Institution except that each Institution may, and shall, assign or transfer this Letter Agreement to a party to whom it has assigned the applicable Beam-Institution Agreement, Cas9-I Agreement or Cas9-II Agreement; provided that such assignment of this Letter Agreement shall solely be to the extent this Letter Agreement relates to the assigned agreement.  Any assignment of this Letter Agreement, in whole or in part, by a Party shall be promptly notified by the assigning Party to the other Parties.  Any assignee of this Letter Agreement shall agree in writing to be bound by the terms of this Letter Agreement.  Any attempted assignment in contravention of this paragraph 13 shall be null and void.

14)

Severability. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the Parties that the remainder of this Letter Agreement shall not be affected.

15)

Ratification.  Except as specifically set forth in this Letter Agreement, the terms and conditions of each of the Beam-Institution Agreements (including all exhibits thereto) shall remain in full force and effect.

16)

Agreement.  To indicate your agreement with the foregoing, please execute and return a signed copy of this Letter Agreement whereupon this Letter Agreement shall be effective as of the date first written above.

Regards,
BEAM THERAPEUTICS INC.
By:	/s/ John Evans
Name: John Evans
Title: CEO

Agreed and Acknowledged by:
PRESIDENT AND FELLOWS OF HARVARD COLLEGE
By:	/s/ Isaac Kohlberg
Name: Isaac Kohlberg
Title: Senior Associate Provost, Chief Technology Development Officer
THE BROAD INSTITUTE, INC.
By:	/s/ Issi Rozen
Name: Issi Rozen
Title: CBO